                                                              EXHIBIT (a)(1)(J)

                                 Supplement to
                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
            (Including the Associated Common Stock Purchase Rights)
                                      of
                                BI Incorporated
                                      at
                              $8.25 Net Per Share
                                      by
                        KBII Acquisition Company, Inc.
                      A Direct Wholly Owned Subsidiary of
                              KBII Holdings, Inc.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON TUESDAY, OCTOBER 3, 2000, UNLESS THE OFFER IS EXTENDED.

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

September 19, 2000

To the Holders of Common Stock of
BI Incorporated:

   This Supplement (the "Supplement") to the Offer to Purchase dated August 18, 2000 (the "Offer to Purchase") amends, updates and/or supplements certain information contained therein. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offer to Purchase.

   SUMMARY TERM SHEET. The section entitled "SUMMARY TERM SHEET" in the Offer to Purchase is hereby amended by inserting after the first paragraph under the caption "Who is Offering to Buy My Securities?" on page 1 of the Offer to Purchase the following paragraph:

   The Company's senior management consisting of David J. Hunter, Mckinley C. Edwards Jr., Jacqueline A. Chamberlin, Steven P. Merrefield and Jonathan M. Hinebauch, who in the aggregate own approximately 3.2% of the common stock, have agreed to tender their shares in the offer and to vote their shares in favor of the merger. We expect that following the merger, senior management will own on a fully diluted basis approximately 0.31%, in the aggregate, of the outstanding capital stock of KBII Holdings, Inc. In addition, we expect senior management to receive (i) vested options to purchase approximately 1.44%, in the aggregate, of the outstanding capital stock, and (ii) options, which are subject to performance-based vesting requirements, to purchase approximately 8.19%, in the aggregate, of the outstanding capital stock of KBII Holdings, Inc. See the "Introduction."

   The section entitled "SUMMARY TERM SHEET" in the Offer to Purchase is hereby further amended by amending and restating the paragraph under the caption "How Will I be Notified if the Offer is Extended or if There is a Subsequent Offering Period?" on page 2 of the Offer to Purchase in its entirety as follows:

   If we further extend the offer, we will inform Computershare Investor Services LLC (the Depositary for the offer) and Innisfree M&A Incorporated (the Information Agent for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. If we elect to provide for a subsequent offering period, we will file an amendment to the Schedule TO and Offer to Purchase and will make a public announcement to disseminate the information to you at least five business days before expiration of the offer. See Section 1, "Terms of the Offer; Expiration Date."

   INTRODUCTION. The section entitled "INTRODUCTION" in the Offer to Purchase is hereby amended by amending and restating the seventh paragraph thereunder on page 6 of the Offer to Purchase in its entirety as follows:

   The Company has represented to Parent and Offeror that, as of September 15, 2000, there were 7,972,905 Shares issued and outstanding, no preferred shares outstanding, and outstanding options to purchase 1,640,268 Shares. Based on the foregoing and assuming no options are exercised, Offeror believes that approximately 7,175,615 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. See Section 1, "Terms of the Offer; Expiration Date."

   The section entitled "INTRODUCTION" in the Offer to Purchase is hereby further amended by amending and restating the tenth paragraph thereunder on page 6 of the Offer to Purchase in its entirety as follows:

   In connection with the Merger Agreement, it is expected that Jacqueline A. Chamberlin and Steven P. Merrefield, members of the Company's senior management, will become beneficial owners of approximately 0.31% on a fully diluted basis of the outstanding equity capital of Parent by investing cash that they receive in the Offer in exchange for shares of common stock of Parent as part of the Merger. In addition, David J. Hunter, Mckinley C. Edwards Jr., Jacqueline A. Chamberlin, Steven P. Merrefield and Jonathan M. Hinebauch, who are all members of senior management of the Company (the "Management Shareholders"), will rollover existing stock options to acquire capital stock of the Company into options to acquire, in the aggregate, approximately 1.44% of the outstanding capital stock of Parent on a fully diluted basis. Following the Merger, the Management Shareholders will beneficially own 1.75% (including shares subject to options that may be acquired within 60 days) of the outstanding capital stock of Parent on a fully diluted basis. Also, Parent will grant the Management Shareholders additional compensatory options to purchase up to 8.19% of the capital stock of Parent on a fully diluted basis, which options will vest ratably over three years based on the Company attaining certain performance goals. As a result, the Management Shareholders ownership interest in Parent, including shares issuable pursuant to options, will be approximately 9.94%, in the aggregate, of the outstanding capital stock of Parent on a fully diluted basis. Parent anticipates that following the Merger, it will expand its Board of Directors to consist of seven persons, one of whom will be a Management Shareholder. See Section 9, "Certain Information Concerning Offeror and Parent--Management Shareholders."

   The section entitled "INTRODUCTION" in the Offer to Purchase is hereby further amended by inserting after the thirteenth paragraph thereunder on page 7 of the Offer to Purchase the following paragraph:

   The Offer to Purchase includes information required to be disclosed pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which Rule governs so-called "going private" transactions by certain issuers or their affiliates.

   SPECIAL FACTORS. The Offer to Purchase is hereby amended by inserting a new section entitled "SPECIAL FACTORS" immediately following the section entitled "INTRODUCTION" on page 5 of the Offer to Purchase:

Background of the Offer.

   See the discussion under Section 11, "Background of the Offer" on page 22 of the Offer to Purchase.

Recommendation of the Special Committee and the Board of Directors; Fairness of the Offer and the Merger.

 Board of Directors and Special Committee of the Company.

   Recommendation of the Special Committee. At a meeting held on August 9, 2000, the Special Committee unanimously recommended (i) that the Board of Directors find that the Merger Agreement, the Offer and the

Merger are fair to and in the best interests of the Company's shareholders (other than the Management Shareholders) and (ii) that the form, terms and conditions of the Merger Agreement be approved by the Board of Directors and that the Board of Directors recommend to the shareholders of the Company that they tender their shares pursuant to the Offer.

   Recommendation of the Company's Board Of Directors. At a meeting held on August 10, 2000, after hearing the Special Committee's recommendation, the Company's Board of Directors, by unanimous vote of those present, and based on, among other things, the recommendation of the Special Committee, (i) determined that the Offer and the Merger are fair to and in the best interests of the Company's shareholders (other than the Management Shareholders), (ii) approved the form, terms and conditions of the Merger Agreement; and (iii) recommended that the Company's shareholders tender their shares in the Offer. ACCORDINGLY, THE BOARD OF DIRECTORS HAS RECOMMENDED THAT THE SHAREHOLDERS OF THE COMPANY TENDER THEIR SHARES IN THE OFFER.

 Reasons for Recommendation.

   The Board of Directors, in approving the Merger Agreement, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement, is recommending that the Company's shareholders tender their shares pursuant to the Offer. The Special Committee, in its recommendation to the Board of Directors, and the Board of Directors in its recommendation to the Company's shareholders considered a variety of factors including, but not limited to, the following:

   1. The opinion of the Company's financial advisor, SunTrust Equitable Securities, that based upon and subject to the assumptions and qualifications stated in its opinion, the $8.25 per share to be paid to the shareholders of the Company in the Offer and the Merger is fair, from a financial point of view, to the shareholders of the Company other than the Management Shareholders, and the report and analysis presented to the Board of Directors in connection with the SunTrust Equitable Securities' opinion. The full text of SunTrust Equitable Securities' written opinion, dated August 9, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken by SunTrust Equitable Securities attached to the Schedule 14D-9 as Annex A and is incorporated herein by reference. Shareholders are urged to read the opinion of SunTrust Equitable Securities in its entirety.

   2. The presentation of SunTrust Equitable Securities that included various valuation analyses of the Company, described below under "Opinion of Financial Advisor."

   3. The fact that the $8.25 per share price represents a premium of 91% over the closing sale price of $4.313 on July 31, 2000, the day Offeror, Parent and the Company agreed to the $8.25 Offer price, and a multiple of 1.37X the Company's net book value per share as of June 30, 2000, and a multiple of 1.79X the Company's net tangible book value per share as of June 30, 2000.

   4. The Board of Directors' and Special Committee's familiarity with the Company's business, financial condition, results of operations, current business strategy and prospects.

   5. The fact that since initiation of the efforts by the Company to seek a transaction in January 2000, no party other than Kohlberg has made a bona fide offer for a business combination with the Company.

   6. The Company's prospects if it were to remain independent, and the risks and benefits inherent in remaining independent.

   7. The possible alternatives to the Offer and the Merger (including the possibility of continuing to operate the Company as an independent entity), the range of possible benefits to the Company's shareholders other than the Management Shareholders, of such alternatives and the timing and likelihood of accomplishing the goal of any of such alternatives.

   8. The fact that the consideration and other terms of the Merger Agreement resulted from arms-length negotiations among Offeror, Parent and the Company, and the Special Committee's and the Board of Directors' belief that $8.25 per share represented the highest per share consideration that could be negotiated with Offeror and Parent.

   9. The possibility that if a transaction with the Management Shareholders, Parent and the Offeror were not negotiated and the Company remained a publicly owned corporation, a decline in the market price of the shares or the stock market in general could occur and the price ultimately received by the holders of the shares in the open market or in the future transaction might be less than the $8.25 per share included in the Offer and the Merger.

    10. The fact that the Offer is for 100% of the Company's Common Stock and is conditioned upon there being validly tendered and not withdrawn prior to the expiration date of the Offer, at least 90% of the outstanding shares.

     11. The fact that the Offer and the Merger provide for a prompt tender offer for all shares to be followed by a second-step merger at the same consideration, thereby enabling the Company's shareholders to obtain the benefits of the transaction at the earliest possible time.

     12. The financial ability of Offeror and Parent to consummate the Offer and the Merger. In this regard, the Board of Directors noted that Offeror and Parent had received executed commitment letters from financial institutions providing for all financing necessary to purchase the shares and to pay all transaction fees in connection with the Offer and the Merger.

     13. The fact that the Merger Agreement permits the Company to furnish information to and participate in negotiations with third parties in response to an unsolicited acquisition proposal if a majority of the Board of Directors
(a) reasonably determines in good faith, after consultation with an independent, nationally recognized investment bank, that taking such action would be reasonably likely to lead to the delivery to the Company of a superior proposal and (b) determines in good faith, after receiving the advice of outside legal counsel, that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law.

     14. The fact that the Board of Directors is permitted to terminate the Merger Agreement if prior to the purchase of shares pursuant to the Offer, a superior proposal is received by the Company and the Board of Directors reasonably determines in good faith, after receiving the advice of outside legal counsel, that it is necessary to terminate the Merger Agreement and enter into a new agreement to effect the superior proposal in order to comply with its fiduciary duties under applicable law.

     15. The terms of the Merger Agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations.

   The foregoing discussion of the information and factors considered by the Special Committee and the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Special Committee and the Board of Directors.

   As part of its analysis the Special Committee also considered the alternative of causing the Company to remain as a public company. The Special Committee considered the Company's limitations as a public company as discussed above, including its limited financial resources. The Special Committee believed that an improvement in these factors affecting the Company's prospects was not likely in the immediate future. Although the Merger will allow only the Management Shareholders to participate in the Company's future growth, if any, the Special Committee concluded that this potential benefit of remaining public was outweighed by the risks and uncertainties associated with the Company's future prospects. The Special Committee also concluded that obtaining a substantial cash premium for the Shares now was preferable to preserving for the shareholders (other than the Management Shareholders) of such Shares an opportunity to have a speculative future return.

   The Special Committee and the Board of Directors also considered the actual and potential conflicts of interest described in Item 3 of the Schedule 14D-9. In view of the wide variety of factors considered in connection with their review of the Offer, the Special Committee and the Board found it impractical to, and therefore did not, quantify or otherwise assign relative weights to the specific factors it considered in reaching its conclusion and recommendation. Rather, the Special Committee and the Board of Directors viewed their positions and recommendations as being based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Special Committee and the Board of Directors assigned different weights to the various factors described above.

 Offeror, Parent and Management Shareholders.

   None of Parent, Offeror or Kohlberg & Co., L.L.C. ("Kohlberg") participated in the deliberations of the Special Committee or the Board of Directors regarding the fairness of the Offer and the Merger to the shareholders of the Company (other than the Management Shareholders). The rules of the Commission require each of Parent, Offeror, Kohlberg and the Management Shareholders to express their belief as to the fairness of the Offer and the Merger to the unaffiliated shareholders of the Company. Each of Parent, Offeror and Kohlberg regards the acquisition of the Company as an attractive investment opportunity because the Company's future business prospects, with the Company's new capital structure, appear strong with significant growth opportunities. Although the investment will involve a substantial risk to continuing shareholders of the Company, each of Parent, Offeror and Kohlberg believes that the long-term value of the equity investment could appreciate significantly. Each of Parent, Offeror and Kohlberg have considered the factors considered by the Special Committee and the Company's Board of Directors referred to above, based only on the more limited information available to it pursuant to the sale process described above. Additionally, each of Parent, Offeror and Kohlberg considered the following material factors with regard to the shareholders of the Company (other than the Management Shareholders):

  . recent and historical trading prices for the Common Stock, particularly, the fact that the $8.25 Offer Price represents a 78% premium to the closing sale price of the Common Stock ($4.63 per share) on the last trading day prior to public announcement of the Offer;

  . the arm's length nature of the negotiations with the Company's Special Committee with respect to the Merger Agreement;

  . the conclusion of the Board of Directors and the Special Committee that the Offer and the Merger are fair to and in the best interests of the shareholders of the Company (other than the Management Shareholders);

  .  the historical financial performance of the Company;

  .  the Offer is not subject to a financing condition;

  . the Offer provides the shareholders of the Company who are considering selling their Shares with the opportunity to sell their Shares at the Offer Price without incurring the transaction costs typically associated with market sales;

  . the ability of shareholders of the Company who object to the Merger to obtain "fair value" for their Shares if they exercise and perfect their dissenters' rights under Colorado law;

  . the terms and conditions of the Merger Agreement, including the amount and form of consideration to be paid, the parties' mutual representations, warranties and covenants and the conditions to their respective obligations and the absence of any future obligations on the unaffiliated shareholders of the Company; and

  . the opinion of SunTrust Equitable Securities that the consideration to be paid to the shareholders of the Company in the Offer and the Merger is fair to the shareholders of the Company from a financial point of view.

   After considering the foregoing, each of Parent, Offeror and Kohlberg has determined that it reasonably believes the consideration to be paid in the Offer and the Merger to the shareholders of the Company (other than the Management Shareholders) is fair to such shareholders of the Company from a financial point of view. In reaching this determination as to fairness, none of Parent, Offeror or Kohlberg assigned specific weights to particular factors, but rather considered all factors as a whole. Their conclusion as to the fairness of the Offer and the Merger to the unaffiliated shareholders of the Company also is supported by the fact that the terms of the transactions were negotiated with the Special Committee and its advisors at a time when each of Parent, Offeror and Kohlberg did not own any shares of Common Stock. None of Parent, Offeror or Kohlberg undertook a liquidation valuation or going concern valuation of the Company. None of Parent, Offeror or Kohlberg relied on any report, opinion or appraisal in determining the fairness of the transaction to shareholders of the Company, but they agree with the conclusions expressed by Suntrust Equitable Securities in its opinion to the Board of Directors of the Company.

   Parent, Offeror and Kohlberg believe that the Offer and the Merger are procedurally fair because, among other things: (i) the Board of Directors appointed the Special Committee consisting only of directors that are not officers or employees of the Company; (ii) the Special Committee retained on behalf of the Company was advised by outside legal counsel who negotiated the Merger Agreement on an arm's length basis on behalf of the Special Committee;
(iii) the Special Committee retained on behalf of the Company was advised by its own independent financial advisor to assist in evaluating the proposal and provide a fairness opinion with respect to the fairness, from a financial point of view, of the consideration to the shareholders of the Company, other than the Management Shareholders; and (iv) the $8.25 Offer Price and the other terms and conditions of the Merger Agreement resulted from active, arm's length bargaining between the Special Committee and Kohlberg and their respective advisors. In addition, the Special Committee's financial advisor reported directly to the Special Committee and took direction from the Special Committee and not the Management Shareholders. The Management Shareholders engaged their own separate legal and financial advisors. The Board of Directors of the Company acted upon the recommendation of the Special Committee, the entire Board of Directors was comprised of a majority of persons not interested in the Offer and the Merger, the Management Shareholders include only two of the eight members of the Board of Directors of the Company, and at all relevant times the Special Committee was aware of the interests of the Management Shareholders in the proposed transaction. In addition, Parent, Offeror and Kohlberg noted that the Management Shareholders' ownership interest in the Company will not increase significantly as a result of the transaction. The Management Shareholders currently own approximately 8.86% (including Shares subject to options that may be acquired within 60 days) of the issued and outstanding Common Stock, and will own approximately 9.94% of the outstanding capital stock of Parent on a fully diluted basis.

   Each of the Management Shareholders adopts the analysis and findings of the Special Committee and the Board of Directors and of Parent, Offeror and Kohlberg with respect to the fairness of the Offer and the Merger and believes the Offer and the Merger are procedurally and substantively fair to, and in the best interests of, the unaffiliated shareholders of the Company.

   Parent, Offeror, Kohlberg and the Management Shareholders recognize the Offer and the Merger are not structured specifically to require the approval of a majority of disinterested shareholders of the Company, although in order to satisfy the Minimum Condition almost 90% of all Shares would have to be tendered into the Offer (and the Management Shareholders own only 3.2% of the issued and outstanding Shares). Additionally, Parent, Offeror, Kohlberg and the Management Shareholders recognize that if Offeror purchases all shares of Common Stock tendered in the Offer, Offeror will be able to approve the Merger even if all remaining shareholders of the Company vote against the Merger. Consummation of the Offer, however, is conditioned upon, among other things, satisfaction of the Minimum Condition. Pursuant to the Merger Agreement, consummation of the Offer is a condition to the Merger. In the event that less than 90%, but greater than 75%, of the issued and outstanding Shares are tendered, the Offeror will terminate the Offer and attempt to merge with the Company pursuant to a long-form Merger. In that event, the Merger would need to be approved by shareholders owning a majority of the issued and outstanding shares of Common Stock.

   None of the Company, Parent, Offeror, Kohlberg or any of the Management Shareholders has made any provisions in connection with the Offer and the Merger to grant unaffiliated shareholders of the Company access to the Company's corporate records, or to obtain counsel or appraisal services at the expense of the Company, Parent, Offeror, Kohlberg or any of the Management Shareholders.

Opinion of Financial Advisor.


   In connection with the Offer, the Company engaged SunTrust Equitable Securities to provide an opinion as to the fairness, from a financial point of view, of the Offer Price to the Board of Directors. SunTrust Equitable Securities is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected SunTrust Equitable Securities to render a fairness opinion on the basis of its experience and expertise in transactions similar to the Merger and its reputation and experience in the corrections industry.

   Pursuant to the Company's engagement with SunTrust Equitable Securities, SunTrust Equitable Securities assisted in locating a buyer for the Company's Correctional Information Systems business, which was sold in April 1999. SunTrust Equitable Securities received a fee of $250,000 plus expenses of $39,000 for this transaction.

   SunTrust Equitable Securities has no material relationships with the Company, Parent, Offeror, Kohlberg or their respective affiliates, except as described herein. SunTrust Banks, Inc., SunTrust Equitable Securities' parent company, may have lending relationships with companies in which Parent and Offeror have investments. In the ordinary course of business, SunTrust Equitable Securities or SunTrust Banks, Inc., may solicit companies in which Parent, Offeror or Kohlberg have investments and may provide advisory or other services to those companies.

   At the August 9, 2000 meeting of the Board of Directors, SunTrust Equitable Securities delivered its oral opinion (as subsequently confirmed in writing as of that date) that, as of that date, and based upon and subject to the limitations, assumptions and qualifications stated in the opinion, the Offer Price to be paid in the Offer and the Merger to the holders of the Company Common Stock is fair, from a financial point of view, to such holders of the Company Common Stock. SunTrust Equitable Securities has orally confirmed to the Company that its opinion applies to, and it performed its analysis with respect to, the shareholders of the Company other than the Management Shareholders. No limitations were imposed by the Board of Directors upon SunTrust Equitable Securities related to the investigations made or the procedures followed by it in rendering its opinion (the "SunTrust Equitable Securities Opinion").

   The full text of the SunTrust Equitable Securities Opinion, which states the assumptions made, matters considered and limitations of review by SunTrust Equitable Securities, is attached to the Schedule 14D-9 as Annex A and is incorporated herein by reference. The opinion should be read carefully and in its entirety in connection with this Offer to Purchase. A copy of the materials presented to the Board at its meeting on August 9 and 10, 2000 is filed as Exhibit (c)(2) to the Schedule 13E-3 filed with the Commission by the Company and the Management Shareholders on September 19, 2000. The following summary of the SunTrust Equitable Securities Opinion is qualified by the full text of the SunTrust Equitable Securities Opinion. The SunTrust Equitable Securities Opinion is not a recommendation to any shareholder of the Company as to whether any shareholder should tender his or her Shares.

   In connection with its opinion, SunTrust Equitable Securities, among other things:

  . reviewed publicly available financial and other financial information, reports, forecasts and other internal information that were provided to SunTrust Equitable Securities by or on behalf of the Company;

  .  reviewed the Merger Agreement;

  . compared financial positions and operating results of the Company to other companies in the corrections industry;

  . considered, to the extent available, the financial terms of other similar transactions recently effected which it believed to be comparable to the Offer;

  . reviewed and discussed the historical and current operations of the Company, its financial condition and prospects with management and representatives of the Company; and

  . conducted other financial studies, analyses and investigations and reviewed other information and factors as it found appropriate for purposes of the SunTrust Equitable Securities Opinion.

   In connection with its review, SunTrust Equitable Securities did not independently verify and relied on the accuracy and completeness in all material respects of all of the financial and other information and data publicly available or furnished to or otherwise reviewed by it. SunTrust Equitable Securities assumed for purposes of the SunTrust Equitable Securities Opinion that the Company's financial forecasts were reasonably prepared on bases reflecting the best available estimates at the time of preparation as to the future financial performance of the Company and good faith judgments of the management of the Company. SunTrust Equitable Securities did not express an opinion related to the forecasts or the assumptions on which they were based. SunTrust Equitable Securities also assumed that there were no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to SunTrust Equitable Securities. SunTrust Equitable Securities relied on advice of counsel to the Company as to all legal matters related to the Company, the Offer, the Merger and the Merger Agreement. SunTrust Equitable Securities has assumed that the Offer and the Merger will be completed in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, SunTrust Equitable Securities did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of the Company and was not furnished with any appraisals. Finally the SunTrust Equitable Securities Opinion was based on economic, monetary, market and other conditions as they existed and could be evaluated on the date of the SunTrust Equitable Securities Opinion and did not address the fairness of the Offer Price as of any other date. Where the following analyses present information regarding the multiples implied by the Offer Price, the Offer Price has been valued for purposes of analysis at $8.25 per Share.

   The following is a summary of material financial analyses performed by SunTrust Equitable Securities in connection with the SunTrust Equitable Securities Opinion.

ANALYSIS OF PREMIUMS PAID

   SunTrust Equitable Securities performed an analysis comparing the revised Offer Price with the closing stock price the day before the original transaction announcement. SunTrust Equitable Securities viewed this analysis as supporting fairness since the implied premium was above the range of premiums in similar transactions.

   SunTrust Equitable Securities reviewed the acquisition premiums paid for selected public companies over the market price of a certain number of days prior to the announcement of a transaction. For the group, consisting of 43 completed transactions having a transaction value of between $25 million and $250 million, the average premium paid in the transaction over the acquired company's stock price one day, one week, four weeks and one year prior to the announcement of the transaction is presented in the table below.

                                                      Premium Prior to
                                                        Announcement
                                                 ------------------------------
                                                 1 Day  1 Week  4 Weeks  1 Year
                                                 -----  ------  -------  ------
   Average Premium..............................  28.0%   30.2%    38.8%   44.3%
   BI Inc. Premium..............................  78.4%  103.1%    63.0%    3.9%

COMPARABLE COMPANIES ANALYSIS

   SunTrust Equitable Securities analyzed publicly-traded corrections/treatment companies. The group consisted of America Service Group, Avalon Correctional Services, Children's Comprehensive Services, Cornell Companies, Correctional Services Corporation, Ramsay Youth Services, Res-Care and Wackenhut Corrections Corporation. The table below presents, for the companies, the average and median multiples of total market capitalization to the latest twelve months' ("LTM") revenue, LTM EBITDA and LTM earnings before interest and taxes ("EBIT"). The multiples are compared to the multiples for the Company implied by the Offer Price.

CORRECTIONS / TREATMENT COMPANIES

                                                                 BI Incorporated
                                                  Average Median Offer Multiples
                                                  ------- ------ ---------------
MULTIPLE OF:
------------
LTM Revenues.....................................  0.7x    0.4x        1.1x
LTM EBITDA.......................................  5.4x    5.6x        6.8x
LTM EBIT.........................................  7.5x    7.8x       20.6x

   SunTrust Equitable Securities judged this analysis as supporting fairness since the valuation multiples implied by the Offer Price were greater than the range of the valuation multiples of comparable companies. No company or transaction used in the above analysis is identical to the Company or the Offer. Accordingly, an analysis of the results of the above involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which the Company and the Offer are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

COMPARABLE TRANSACTIONS ANALYSIS

   SunTrust Equitable Securities developed a list of 41 merger and acquisition transactions involving selected corrections/treatment companies and compared transaction value as a multiple of revenue, gross profit and EBITDA for these transactions to the transaction value multiples for the Company. SunTrust Equitable Securities examined this group of completed transactions in the corrections/treatment industry from February 1993 to the present. The average (excluding high and low) and median multiples paid for these transactions are presented in the table below.

                                         Average                 BI Incorporated
                                 (excluding high and low) Median Offer Multiples
                                 ------------------------ ------ ---------------
Revenues........................          1.1x             0.8x       1.1x
EBITDA..........................          9.1x             6.0x       6.8x

   No company or transaction used in the above analysis is identical to the Company or the Offer. Accordingly, an analysis of the results of the above involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which the Company and the Offer are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable transaction data. SunTrust Equitable Securities judged this analysis as supporting fairness since the valuation multiples implied by the transaction value were within the range of the valuation multiples of comparable transactions.

   The companies in the comparable companies analysis and comparable transaction analysis were selected because their products, customers or strategy were similar to that of the Company. However, none of the companies operate solely in the segments that the Company does and none serve the same customer base.

DISCOUNTED CASH FLOW ANALYSIS

   Using certain projected financial information supplied by the Company for both a Management Case and a Sensitivity Case for calendar years 2001 to 2005, SunTrust Equitable Securities calculated the net present value of free cash flows of the Company through 2005 using discount rates ranging from 9.3% to 11.3%. SunTrust Equitable Securities' estimate of the appropriate discount rate was based on the estimated weighted average cost of capital for comparable corrections/treatment companies. SunTrust Equitable Securities also calculated the terminal value of the Company in the year 2005 based on multiples of 2005 EBITDA ranging from 3.0x to 7.0x and discounted these terminal values using the assumed range of discount rates. This analysis indicated a range of per share values under both scenarios indicated in the table below.

                                                                    Low   High
                                                                   ----- ------
Management Case Implied Equity Value Per Share.................... $6.76 $17.42
Sensitivity Case Implied Equity Value Per Share................... $4.07 $12.21

   Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis. SunTrust Equitable Securities judged this analysis as supporting fairness since the transaction value was within the range of values generated by this analysis.

LEVERAGED BUYOUT ANALYSIS

   SunTrust Equitable Securities applied a leveraged buyout analysis to the projected financial information supplied by the Company for calendar years 2001 to 2005 to calculate the rate of return the Investor Group would receive in a leveraged transaction. SunTrust Equitable Securities utilized the capital structure assumed by the Investor Group. The analysis assumes that the business is sold at the end of a five-year time period at a value, the "exit valuation," equal to 6.0x to 7.0x EBITDA. The range of exit valuation multiples approximates the valuation implied by the Offer Price in this transaction. This analysis suggested that the equity provided by the Investor Group would receive an internal rate of return shown in the table below.

                                                                Assumed Exit
                                                             Valuation Multiple
                                                             ------------------
                                                               6.0X      7.0X
                                                               ----      ----
Implied Internal Rate of Return.............................   32.1%     36.8%

   Inherent in any leveraged buyout analysis are the use of a number of assumptions, including the accuracy of projections, the appropriate capital structure and the exit multiple used in the analysis. Variations in any of these assumptions or judgments could significantly alter the results of a leveraged buyout analysis. SunTrust Equitable Securities judged this analysis as supporting fairness because the returns implied by the transaction value are consistent with the returns that in SunTrust Equitable Securities' experience are expected by equity investors in leveraged transactions of this type.

   The above summary does not purport to be a complete description of the presentation by SunTrust Equitable Securities to the Board of Directors or the analyses performed by SunTrust Equitable Securities. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. SunTrust Equitable Securities believes that the analyses and the above summary must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all of the analyses and factors, would create an incomplete or misleading view of the evaluation process underlying its opinion. In addition, SunTrust Equitable Securities may have given various analyses more or less emphasis than other analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be SunTrust Equitable Securities' view of the actual value of the Company.

   In performing its analyses, SunTrust Equitable Securities made numerous assumptions related to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by SunTrust Equitable Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of SunTrust Equitable Securities' analysis of the fairness of the Offer Price in connection with the delivery of the SunTrust Equitable Securities Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. SunTrust Equitable Securities used in its analyses various projections of future performance prepared by the management of the Company. See "Certain Information Concerning the Company--Certain Company Projections." The projections are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those in the projections.

   SunTrust Equitable Securities was engaged by the Company to render its fairness opinion as provided by an engagement letter dated November 25, 1998. Under the terms of the engagement letter, the Company agreed to pay

  .  a valuation fee of $50,000

  .  a retainer fee of $50,000,

  . an additional fee of $150,000 following the delivery of its oral opinion to the Board of Directors; and

  . a financial advisory fee of one and one-quarter percent (1.25%) of the aggregate consideration on a sale transaction (approximately $1.0 million).

   The Company has also agreed to reimburse SunTrust Equitable Securities for its reasonable out-of-pocket expenses. The Company has paid $100,000 to date in fees to SunTrust Equitable Securities. SunTrust Equitable Securities expects to receive $1,250,000 for services rendered and an additional $85,000 in expenses. Under a separate letter agreement, the Company has agreed to indemnify SunTrust Equitable Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. In the ordinary course of its business, SunTrust Equitable Securities actively trades securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in the securities.

   A copy of the fairness opinion from SunTrust Equitable Securities will be made available at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or representative thereof who has been so designated in writing.

Reasons for Rejection of Alternatives.

   The Board rejected the alternatives to sale of the Company described in the foregoing discussion and in "Background of Offer" for the following reasons:

   Acquisitions were rejected because the Company's cash position was not strong enough to finance significant transactions. Additionally, the Company's Common Stock was trading at levels where such acquisitions in stock transactions would be dilutive (not accretive) to the Company's shareholders. The Company did close in July 2000, an acquisition of a CCS company in a transaction that began in 1999, financed entirely by debt (the "Intervention Transaction").

   Raising additional financing was rejected because the market valuations for the Company and other public companies in the corrections industry deteriorated so significantly that such equity financing, even if able to be accomplished, would be highly dilutive to the Company's existing shareholders. The Company did complete the Intervention Transaction raising debt financing to the maximum level the Board felt advisable for the Company's balance sheet, taking into consideration the interests of the Company's public shareholders (other than the Management Shareholders).

   The Company did seek the interest of potential industry partners but received no bona fide offers.

Purpose of the Offer; Plans for the Company.

   See the discussion under Section 12, "Purpose of the Offer; The Merger; Plans for the Company" on page 24 of the Offer to Purchase.

Interests of Certain Persons in the Offer and the Merger.

   The beneficial ownership of the Common Stock of the Company with respect to the Management Shareholders, the directors of the Company and five percent shareholders of the Company is set forth in Annex II attached hereto and incorporated herein by reference.

   KBII Acquisition Company, L.P. KBII Acquisition Company, L.P. ("KBII, L.P.") intends to invest approximately $28 million in Parent in exchange for approximately 99.59% (72.90% on a fully diluted basis) of the outstanding capital stock of Parent. See Section 4, "Certain Information Concerning Offeror and Parent."

   Management Shareholders. The Management Shareholders have agreed pursuant to the Voting Agreement to tender their Shares in the Offer and, if necessary, to vote their Shares (whether now owned or hereafter acquired) in favor of the Merger and the transactions contemplated thereby and against any competing offer. As of August 10, 2000, the Management Shareholders owned directly 3.2% of the issued and outstanding Common Stock. See Annex II attached hereto.

   Upon completion of the Merger, the Management Shareholders will beneficially own approximately 1.75% (including shares subject to options that may be acquired within 60 days of the Merger) of the issued and outstanding capital stock of Parent on a fully diluted basis. In addition, Parent will grant the Management Shareholders additional compensatory options to purchase up to 8.19% of the capital stock of Parent on a fully diluted basis, which options will vest ratably over three years based on the Company attaining certain performance goals. Jacqueline A. Chamberlin has agreed to purchase for $66,563 in cash 44,375 shares representing approximately 0.23% (0.17% on a fully diluted basis) of Parent's issued and outstanding capital stock, and Steven P. Merrefield has agreed to purchase for $52,223 in cash 34,815 shares representing approximately 0.18% (0.13% on a fully diluted basis) of Parent's issued and outstanding capital stock. David J. Hunter, Steven P. Merrefield, Jacqueline A. Chamberlin, Mckinley C. Edwards Jr. and Jonathan M. Hinebauch will rollover vested options to acquire Common Stock of the Company into options with an exercise price of $0.01 per share to acquire 156,040 shares, 38,570 shares, 89,555 shares, 33,557 shares and 57,146 shares, respectively, representing approximately 0.60%, 0.15%, 0.34%, 0.13% and 0.22%, respectively, of the outstanding capital stock of Parent on a fully diluted basis. The form of rollover option grant letter is attached as Exhibit (d)(8) to the Schedule TO and is incorporated herein by reference. In addition, Parent will grant to Mr. Hunter, Mr. Merrefield, Ms. Chamberlin, Mr. Edwards and Mr. Hinebauch compensatory options with an exercise price of $1.50 per share to purchase up to 725,000 shares, 365,000 shares, 335,000 shares, 350,000 shares and 347,000 shares, respectively, representing approximately 2.80%, 1.41%, 1.29%, 1.35% and 1.34%, respectively, of the outstanding capital stock of Parent on a fully diluted basis, which options will vest ratably over three years based on the Company attaining certain performance goals. The non-rollover stock options to be granted to the Management Shareholders will vest as follows: (i) options to acquire one-third of the shares will vest on January 1, 2002 if the Company reaches an earnings before interest, taxes, depreciation and amortization ("EBITDA") for fiscal year 2001 of $17.1 million, (ii) options to acquire one-third of the shares will vest on January 1, 2003 if the Company reaches an EBITDA for fiscal year 2002 of $19.5 million, and (iii) options to acquire one-third of the shares will vest on January 1, 2004 if the Company reaches an EBITDA for fiscal year 2003 of $21.4 million. The form of non-rollover option grant letter is attached as Exhibit (d)(9) to the Schedule TO and is incorporated herein by reference. The non-rollover options to acquire 2,122,000 shares of capital stock of Parent to be granted to the Management Shareholders represent approximately 77% out of the total option pool for all employees of options to acquire 2,765,000 shares of capital stock of Parent. On a fully diluted basis, including unvested options, Mr. Hunter, Mr. Merrefield, Ms. Chamberlin, Mr. Edwards and Mr. Hinebauch will beneficially own 3.40%, 1.69%, 1.81%, 1.48% and 1.56%, respectively, of outstanding capital stock of Parent. In addition, in connection with the Merger, Mr. Hunter and Mr. Edwards will be entitled to receive $101,563 and $158,281, respectively, as part of the Merger consideration to cash out non-rollover options to acquire Shares (based on the amount that $8.25 exceeds the exercise price of such options). Parent anticipates that following the Merger, it will expand its Board of Directors to consist of seven persons, one of whom will be a Management Shareholder. See
Section 13, "The Transaction Documents."

Merger Agreement.

   See the discussion under Section 13, "The Transaction Documents--The Merger Agreement" on page 26 of the Offer to Purchase.

Dissenters' Rights.

   See the discussion under Section 12, "Purpose of the Offer; The Merger; Plans for the Company--Dissenters' Rights" on page 25 of the Offer to Purchase.

Certain United States Federal Income Tax Consequences.

   See the discussion under Section 5, "Certain Federal Income Tax Consequences" on page 14 of the Offer to Purchase.

Financing of the Offer.

   See the discussion under Section 10, "Source and Amount of Funds" on page 20 of the Offer to Purchase.

Transactions and Agreements Concerning the Common Stock.

   See the discussion under Section 9, "Certain Information Concerning Offeror and Parent" on page 18 of the Offer to Purchase and under Section 13, "The Transaction Documents" on page 26 of the Offer to Purchase.

   Steven P. Merrefield and Jonathan M. Hinebauch, executive officers of the Company, purchased 64 and 1,058 shares of Common Stock, respectively, on June 30, 2000 pursuant to the Company's Employee Stock Purchase Plan. The following six of the Company's directors received options for 4,500 shares each of the Company's common stock on June 30, 2000, exercisable at $5.375 per share, the closing sale price per Share on Nasdaq on June 30, 2000, pursuant to the Company's Director Compensation Plan: William, E. Coleman, Beverly J. Haddon, Jeremy N. Kendall, Perry M. Johnson, Barry J. Nidorf and Byam K. Stevens, Jr.

   Offeror and Parent have been advised that all of the Company's executive officers, directors and affiliates intend to tender all Shares held of record or beneficially by them pursuant to the Offer (other than Shares issuable on the exercise of options and Shares, if any, which if tendered could cause such persons to incur liability under the provisions of Section 16(b) of the Exchange Act), subject to and consistent with any fiduciary obligations of such persons.

Certain Effects of the Offer and the Merger.

   See the discussion under Section 7, "Effect of Offer on Market for Shares; Nasdaq Listing; SEC Registration; Margin Regulations" on page 15 of the Offer to Purchase.

   Price Range of Shares; Dividends on the Shares. The section entitled "Price Range of Shares; Dividends on the Shares" is hereby amended by inserting at the end of the second paragraph thereunder on page 15 of the Offer to Purchase the following:

   The Company's current line of credit requires the Company to obtain the lender's prior written consent to the payment of any dividends.

   The section entitled "Price Range of Shares; Dividends on the Shares" is hereby further amended by inserting at the end of the last paragraph thereunder on page 15 of the Offer to Purchase the following:

   The closing sale price per Share on Nasdaq on September 18, 2000 was $8.13.

   Certain Information Concerning the Company. The section entitled "Certain Information Concerning the Company" is hereby amended by inserting after the second paragraph thereunder on page 16 of the Offer to Purchase the following paragraphs:

   Financial Information. Certain financial information relating to the Company is hereby incorporated by reference to (i) the audited financial statements for the Company's 1998 and 1999 fiscal years set forth in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 on pages F-1 through F-22 of such report and (ii) the unaudited financial statements for the nine months ended March 31, 1999 and 2000 set forth in the Company's Quarterly Report on Form 10-Q for the nine months ended March 31, 2000 on pages 2 through 6 of such report. These reports may be inspected at, and copies obtained from, the same places and in the same manner set forth under "--Available Information" below. Based on these reports, the Company's ratio of earnings to fixed charges was 6.9 and 6.1 for the fiscal years ended June 30, 1998 and 1999, respectively, and 6.6 and 2.7 for the nine months ended March 31, 1999 and 2000, respectively. As of March 31, 2000, the Company's net book value per share was $6.06 (on a non-diluted basis).

   The section entitled "Certain Information Concerning the Company" is hereby further amended by amending and restating the sixth paragraph thereunder on page 18 of the Offer to Purchase in its entirety as follows:

   The inclusion of the foregoing projections should not be regarded as an indication that the Company, Offeror, Parent or any other person who received such information considers it a reliable prediction of future events, and neither Offeror nor Parent has relied (nor should any other person rely) on them as such. None of Offeror or Parent or any of their advisors assumes any responsibility for the reasonableness, completeness, accuracy or validity of any of the projections. None of the Company, Parent or Offeror or any of their representatives has made, or makes, any representation to any person regarding the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

   Certain Information Concerning Offeror and Parent. The section entitled "Certain Information Concerning Offeror and Parent" is hereby amended by amending and restating the seventh, eighth and ninth paragraphs thereunder on pages 19 and 20 of the Offer to Purchase in their entirety as follows:

   Information Concerning Kohlberg & Co., L.L.C. Kohlberg is a well known U.S. private equity firm specializing in middle market investing whose objective has been to realize gains through control investments in a diversified portfolio of companies. Parent and Offeror were formed at the direction of Kohlberg, and representatives of Kohlberg conducted the initial negotiations with management of the Company in connection with the Offer and the Merger Agreement. See Section 11, "Background of the Offer." Kohlberg is not subject to the informational filing requirements of the Exchange Act.

   The principal executive offices of Kohlberg are located at 111 Radio Circle, Mount Kisco, New York 10549, telephone number (914) 241-7430. The name, business address, past and present principal occupations and citizenship of each of the principals of Kohlberg are set forth in Annex I to this Offer to Purchase.

   Ownership Interest in the Company. Pursuant to the Voting Agreement, Parent, Offeror, KBII, LLC, KBII, L.P. and James A. Kohlberg may be deemed to beneficially own 749,849 Shares (including Shares subject to options that may be acquired within 60 days) constituting approximately 8.86% of the issued and outstanding Common Stock of the Company. All of such 749,849 Shares are directly beneficially owned by the Management

Shareholders. See "INTRODUCTION" and Section 13, "The Transaction Documents-- Stock Voting and Tender Agreement." Each of Parent, Offeror, KBII, LLC, KBII, L.P. and James A. Kohlberg disclaims beneficial ownership of such Shares.

   Except as set forth in this Offer to Purchase:

  . none of KBII, LLC, KBII, L.P., Kohlberg, Parent nor Offeror nor, to the best knowledge of KBII, LLC, KBII, L.P., Kohlberg, Parent and Offeror, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority owned subsidiary of any of the foregoing, (i) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company except for 749,849 Shares which may be deemed beneficially owned by Parent, Offeror, KBII, LLC, KBII, L.P. and James A. Kohlberg by virtue of the Voting Agreement; (ii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company other than the Voting Agreement; or (iii) has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days;

  . there have never been any transactions which would be required to be disclosed under the rules and regulations of the Commission between any of KBII, LLC, KBII, L.P., Kohlberg, Parent, Offeror or any of their respective subsidiaries, or, to the best knowledge of KBII, LLC, KBII, L.P., Kohlberg, Parent and Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and

  . there have never been any negotiations, transactions or material contacts between any of KBII, LLC, KBII, L.P., Kohlberg, Parent, Offeror or any of their respective subsidiaries or, to the best knowledge of KBII, LLC, KBII, L.P., Kohlberg, Parent and Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of securities of the Company, any election of directors of the Company, or any sale or other transfer of a material amount of assets of the Company.

   Neither KBII, LLC, KBII, L.P., Kohlberg, Parent nor Offeror had any relationship with the Company or the Management Shareholders prior to the commencement of the discussions which led to the execution of the Merger Agreement. See Section 11, "Background of Offer." Each of KBII, LLC, KBII, L.P., Kohlberg, Parent and Offeror disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

   Available Information. Parent, Offeror, Kohlberg, KBII, LLC and KBII, L.P. are privately-held companies and are generally not subject to the information filing requirements of the Exchange Act, and are generally not required to file reports, proxy statements and other information with the Commission relating to their respective businesses, financial condition and other matters. However, pursuant to Rule 14d-3 under the Exchange Act, Parent, Offeror and Kohlberg, filed with the Commission a Schedule TO, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer, and Parent, Offeror, KBII, L.P., KBII, LLC, James A. Kohlberg and the Management Shareholders filed a statement of beneficial ownership on Schedule 13D filed with the Commission on August 18, 2000, which describes the filing persons' ownership interests in the Company. The Schedule TO and Schedule 13D and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should also be obtainable (i) by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and (ii) by accessing the Commission's website on the Internet at http://www.sec.gov.

   Background of Offer. The section entitled "Background of Offer" is hereby amended by amending and restating the section on pages 22 through 24 of the Offer to Purchase in its entirety as follows:

   Prior to 1996, the Company's business involved primarily home incarceration electronic monitoring ("EM"), both selling EM products and providing monitoring services. In that time frame, based on changes in the corrections industry toward privatization, the Company's Board believed that there was an opportunity to create a large, profitable, differentiated corrections company that could substantially benefit the Company's shareholders. In 1996 and 1997, the Company made acquisitions in the community correctional services ("CCS") area, creating a CCS business unit in 1996.

   During 1997, the Company's Board of Directors and the management team were concerned about the overall deterioration of the stock prices of the publicly traded corrections companies. Additionally, there was disappointment in the price and trading volume of the Company's stock in light of the Company's business strategy and performance. Due to these factors, both management and the Board of the Directors began considering ways to improve the Company's stock price and deliver greater value to the shareholders.

   The Company was able in fiscal years 1997 and 1998 to create strong recurring revenue and to grow its CCS division. However, at the end of fiscal year 1998, the Company was not experiencing the growth in earnings and the cash flow return that the Board desired from the Company's diversification and growth. In the calendar year 1998, the Board of Directors considered a number of alternatives including (i) the possibility of a business combination with another corrections industry company, (ii) additional financing to allow expansion, (iii) acquisitions of existing companies or businesses to achieve the Company's goals, and (iv) a sale or leveraged buyout of the Company.

   The Company experienced an increase in its market valuation in the first half of calendar year 1998 but the price was already eroding by the June 30, 1998 fiscal year end. At a meeting of the Board of Directors held November 5, 1998, the option of divesting the Corrections Information Systems division ("CIS") was discussed as one means for enhancing shareholder value. A decision was made to divest CIS which had proved to be less strategic than originally thought and was a drain on cashflow. The Company retained SunTrust Equitable Securities to assist in that divestiture. SunTrust Equitable Securities began the process of preparing CIS for sale and preparing marketing materials during the period November 1998 to March 1999 and, upon completion of the materials, began contacting prospective buyers. Negotiations, presentations and due diligence with Compudyne Corporation occurred over several months prior to the sale of CIS to Compudyne in June 1999.

   In late 1998 and early 1999 the Company conducted conversations with four different private equity groups that approached the Company on an unsolicited basis regarding a potential buyout. During that period there was continued market deterioration and the Company was under-performing relative to its operating plan. The Board of Directors and management concluded that the Company should consider retaining an investment banking firm to discuss the full range of alternatives that might be available and to provide guidance on valuation expectations. There was a view by the Board of Directors and management at that time that if a sale strategy was considered, a strategic buyer might yield a higher valuation than that of a financial buyer.

   At its November 1998 meeting, the Board of Directors formally charged management with seeking ways to maximize shareholder value. SunTrust Equitable Securities was retained by the Company on November 25, 1998 to evaluate strategic alternatives, as well as to divest CIS. The Company selected SunTrust Equitable Securities based in large part on the firm's expertise and experience in the corrections industry and with mergers and acquisitions specifically. SunTrust Equitable Securities actively followed all the companies within the corrections industry from a research standpoint, including the Company, and their investment banking group had been involved in several capital raising and advisory transactions with many of the players in the industry.

   Upon being retained, SunTrust Equitable Securities spent the next several weeks conducting significant due diligence on the Company including site visits, management interviews and review of historical and projected financial and operating data. In February 1999, SunTrust Equitable Securities made a presentation to the Board of Directors in which it outlined and discussed various strategic alternatives including a strategic alliance or joint venture, private equity infusion, sale or leveraged buyout. In addition, SunTrust Equitable Securities provided preliminary valuation analysis which presented various equity values for the Company under certain assumptions. The value range presented, which was based on then current market dynamics and the specific assumptions available at that time, was between $12.22 and $18.39 per share. The range in per share values was largely attributable to reliance on various valuation methodologies and multiple comparable company analysis.

   The Board of Directors and management continued to monitor the situation over the ensuing several months. During the summer and fall of 1999, SunTrust Equitable Securities and management of the Company had several phone conversations and face-to-face meetings to discuss strategy and to offer opinions on strategic alternatives that would maximize shareholder value. During that time frame, there were discussions regarding the perceived factors that were preventing the Company from enjoying a strong stock price, robust trading volume and significant interest from the research community. It was the belief of SunTrust Equitable Securities that the Company was likely too small in terms of market capitalization to realistically capture the attention of the investment community and research analysts. This was particularly true given the recent dramatic move by the financial community towards technology and large capitalization stocks and away from non-technology small cap stocks in general.

   A strategy was developed that entailed the Company growing via strategic acquisitions and, in doing so, becoming a much larger, more diverse firm. It was believed at the time that if the Company could increase substantially in size and continue to execute successfully on their business plan, the interest in the Company would increase. To accomplish this growth, the strategy contemplated rolling up multiple players in the fragmented corrections/treatment industry.

   It was agreed that SunTrust Equitable Securities would approach three parties (A,B,C) to discuss the merits of a business combination. Over the next couple of months meetings were scheduled with each of the three parties during which each party discussed their respective businesses and the synergies that might exist between the companies.

   After the discussions, it was concluded that Party A did not have a sufficiently strong base business or management team to warrant further discussions. Party B, while an attractive candidate, was not receptive to being acquired at that time. With respect to Party C, a compelling argument could not be developed as to why the two companies should be combined given their respective business focuses.

   Without significant progress resulting from contacting the three specific parties, the Board of Directors and management decided to more formally and comprehensively explore a wide range of alternatives. SunTrust Equitable Securities was asked to revise the valuation materials previously presented and provide the Board of Directors with an updated presentation during the November 19, 1999 Board meeting. SunTrust Equitable Securities presented a revised range of values, based on then current market dynamics and specific assumptions available at that time, of $9.76 to $17.52 per share. Again, the variance in values was largely attributable to multiple valuation methodologies being employed and reliance on multiple comparable companies. The Board of Directors decided to charge SunTrust Equitable Securities with formally exploring alternatives available to the Company for maximizing shareholder value, with the focus being on a strategic combination or sale. Also at that meeting, a special committee of independent directors was formed to consider strategic alternatives presented to the Company, to enter into discussions and negotiations related to such alternatives and to recommend to the Board of Directors what action, if any, should be taken.

   At that meeting, a discussion was held regarding whether to publicly disclose SunTrust Equitable Securities' activities and the pros and cons of doing so. It was decided by the Board of Directors that, in order to ensure that the Company received the broadest range of interest possible, a public announcement would be made.

   During that same meeting, the Board of Directors acted on previously held discussions regarding the adoption of a shareholder rights plan. The Board of Directors chose to adopt the plan to provide the Company with ample time to consider fair and compatible offers from parties interested in pursuing constructive strategic paths with the Company. The plan also optimized the probability of fair compensation for all the shareholders by encouraging interested parties to negotiate with the Board of Directors. SunTrust Equitable Securities reviewed previously distributed materials regarding shareholder rights plans in general and the particular price and terms appropriate for the Company. In consultation with legal counsel, the Company's Board of Directors approved the adoption of a shareholder rights plan at the November 16, 1999 meeting.

   Immediately following the Board meeting SunTrust Equitable Securities began working with management on a public information book which contained 5 year projections prepared by management to be made available to selected interested parties who would enter into Confidentiality Agreements. Simultaneous with that undertaking, SunTrust Equitable Securities worked with management to create a comprehensive list of strategic partners and financial buyers to be contacted. Beginning in late November 1999 and continuing through January 2000, SunTrust Equitable Securities contacted prospective partners and/or buyers to assess their level of interest in discussing a potential transaction with the Company. SunTrust Equitable Securities contacted 91 parties, of which 41 were strategic in nature and 50 were financial buyers. After engaging in one-on-one discussions about the Company and the opportunity, 38 parties expressed an interest in reviewing information on the Company and discussing the situation further. Confidentiality agreements were executed with 37 of the 38 interested parties (with the one party not signing a confidentiality agreement receiving only publicly available information but not the projections prepared by management). Accompanying the materials disbursed to the interested parties SunTrust Equitable Securities also forwarded a letter outlining the process the parties should follow to continue exploring the opportunity. In that letter, and in a subsequent letter containing additional supplemental information, the parties were requested to submit in writing preliminary indications of interest outlining: the purchase price, proposed structure and form of consideration for a combination with or acquisition of the Company, an indication of whether or not the proposal was subject to financing or any other contingency, a list of additional information needs, plans for integration and operation of the Company following the transaction, and the level of review by senior officers that the potential transaction had received and a preliminary timetable for the closing of the transaction.

   During the period of time between the delivery of the initial materials and the due date of the preliminary indication of interest, SunTrust Equitable Securities had numerous additional discussions with several of the parties and provided supplemental information as requested and appropriate for that stage of the process. Additionally, during this time period members of senior management were made available via conference calls to discuss the business or specific questions if requested to do so by the parties.

   From the period of February 3, 2000 to February 14, 2000, SunTrust Equitable Securities received eight indications of interest. In early February 2000, the Company's stock was trading in the $8.00 range.

   Party 1 was a publicly-traded strategic buyer who proposed a tax-free stock-for-stock pooling of interest transaction at $8.00 per share.

   Party 2 was a publicly-traded equity investment firm who proposed either a 100% cash transaction or a tax-free stock-for-stock exchange at $9.91-$11.91 per share. The proposal was contingent upon third party senior debt and junior capital from Party 2 or Party 2's common stock. The interest was predicated on management's willingness to stay post transaction and the Company's ability to meet the projections presented.

   Party 3 was a private equity firm who proposed a 100% cash transaction at $8.00 - $9.00 per share. The offer was contingent upon externally raised financing. Interest was also predicated on management remaining with the Company and an assumed earnings before interest, taxes, depreciation and amortization ("EBITDA") run rate of $14.0 million.

   Party 4 was a publicly-traded company operating in the broader corrections industry who proposed either a 100% cash purchase or a 59.5% cash / 40.5% stock purchase at $10.00 - $11.00 per share. The offer was contingent upon external financing. Concerns were expressed over results reported for first half of the fiscal year ended June 30, 2000. Interest was also predicated on the Company being on pace to hit the projections provided.

   The fifth party, Kohlberg, was a private equity firm which proposed a 100% cash purchase at $11.00 - $12.00 per share. The offer was contingent upon raising senior and subordinated debt along with up to $45 million in equity being provided by Kohlberg.

   Party 6 was a private equity firm that proposed a 100% cash purchase at $7.50 per share. Interest was silent on financing and was predicated on forming a strong relationship with management.

   Party 7 was a private equity arm of a large bank who proposed a 100% cash transaction at $9.09 - $9.64 per share. The offer was contingent upon raising external senior and subordinated debt financing, management co-investing and that the Company be on pace to deliver $14.5 million in EBITDA for the fiscal year ended June 30, 2000.

   Party 8 was a large, public international firm operating various lines of business that proposed either a 100% cash acquisition at $10.08 per share or a joint venture. This party expressed desire to retain existing management, preference for joint venture and the need for indemnification from lawsuits.

   The Board of Directors met on February 17, 2000 to receive a presentation by SunTrust Equitable Securities on the status of the marketing process and to discuss which, if any, of the indications of interest received warranted further consideration.

   The Board considered the following factors regarding the indications of interest before determining whether to continue and, if so, with which parties. The factors considered included, but were not limited to, the following: (i) the strategic fit of the prospective partner, (ii) the valuation and terms of the indication of offer, (iii) the level of seriousness demonstrated by the party producing the indication of interest and the amount of work completed leading up to the indication, (iv) the party's knowledge of the community corrections subset of the overall corrections industry, and (v) consideration of the party's reputation and capability to consummate the transaction proposed including access to equity capital and bank financing. Based on factors noted above the Board of Directors decided to invite three parties (Party 2, Kohlberg and Party 8) to participate in on-site management presentations and additional due diligence.

   SunTrust Equitable Securities contacted each of the three parties and scheduled site visits to participate in management presentations and review information available in a data room.

   In March 2000, Kohlberg provided management of the Company with a preliminary due diligence request list, and Kohlberg conducted additional due diligence during the ensuing weeks through receipt of its information requests as well as telephone conversations with management.

   On March 7, 2000, representatives of Kohlberg traveled to the Company's headquarters in Colorado for a presentation by management and tours of the Company's Boulder and Denver facilities. On March 8, 2000, representatives of Kohlberg met with management and representatives of SunTrust Equitable Securities to conduct preliminary business and financial due diligence and review the materials provided in the Company's data room.

   Party 8 visited the Company's offices on March 9, 2000 and March 10, 2000. A management presentation was conducted during the first half of the day, followed by a site visit at the Denver community corrections facility and then by dinner. The second day representatives from Party 8 reviewed information in the data room and conducted additional management interviews.

   Party 2 visited the Company's Chicago community corrections facility on February 25, 2000 with a member of the Company's management. Party 2 then visited the Company's offices on March 23, 2000 and March 24, 2000. A management presentation was conducted during the first half of the day followed by a site visit to the Denver community corrections facility.

   Following the management presentations, SunTrust Equitable Securities and the management of the Company responded to additional information requests and specific questions from each of the parties involved both in writing and via conference calls.

   After Party 2, Party 8 and Kohlberg completed management presentations and data room due diligence, the Company collected input to determine which, if any, of the indications of interest were attractive enough to warrant further discussion. It was determined that work would continue with each of the three parties, however with special emphasis on Party 8. It was the view at the time that Party 8, as a large strategic buyer, might be in a better position to take a long-term view of the business and industry and be less concerned about the short-term earnings volatility being experienced by the Company.

   Toward the end of March 2000, it became apparent that the Company would not achieve the third quarter results previously expected and that information was conveyed to the three interested parties.

   On April 8, 2000, Party 8 provided a list of additional questions for the management team of the Company to discuss on a scheduled April 11 conference call.

   On April 11, 2000, the Company's senior management team participated in a conference call with Party 8 during which additional diligence questions and operational issues were addressed.

   On April 17, 2000, management of the Company informed Kohlberg that it was also revising downward its EBITDA forecast for fiscal 2000 and provided Kohlberg with its reforecast. Based on this information, Kohlberg determined that the Company's performance did not support the valuation provided in its initial indication of interest.

   On April 18, 2000, Party 8 informed SunTrust Equitable Securities that based on the due diligence conducted Party 8 would have difficulty getting to the $10.50 offer price. Specifically, Party 8 expressed concerns over the EBITDA run rate versus projections and the higher than expected level of capital expenditures. Party 8 was also concerned over the anticipated release of the Company's third quarter earnings.

   On April 20, 2000, the Company and Party 8 scheduled a face to face meeting for May 2, 2000 and May 3, 2000 at Party 8's offices to better address the concerns being raised by Party 8.

   On April 24, 2000, Kohlberg contacted SunTrust Equitable Securities and informed them they were uncomfortable with the $11.50 price per share originally expressed due to a concern over growth prospects and margin pressure. Kohlberg suggested their revised interest level would be approximately $8.50 per share in cash.

   On April 26, 2000, the Company released its third quarter results and conducted its regular analysts call.

   On April 27, 2000, representatives from Party 8 visited the Company's offices to conduct additional due diligence and to gather additional information necessary for their business justification case to be presented to their parent company.

   On April 27, 2000, there was a review of the status of the discussions with Party 2, Party 8 and Kohlberg. During that review it was decided that Kohlberg and Party 8 were the most serious and that meetings with each party would be scheduled to facilitate further discussions.

   On April 28, 2000, the planned trip to Party 8's offices was rescheduled for May 4, 2000 and May 5, 2000 to afford Party 8 additional time to review the situation internally.

   By the end of April, the Company's stock price had fallen to the $7.00 range.

   On May 1, 2000, David J. Hunter, President of the Company, called Christopher Lacovara, a principal of Kohlberg, to request an additional meeting to discuss Kohlberg's interest in continuing discussions regarding a potential transaction with the Company.

   On May 2, 2000, SunTrust Equitable Securities was informed by Party 8 that they were unable to support a price above the current market price and would prefer to let three to six months lapse to allow them time to conduct further research on the American Corrections market.

   On May 8, 2000, SunTrust Equitable Securities received a call from Party 4 inquiring as to the status of the process. Party 4, during the course of the conversation, expressed a weakening interest in the Company's market area, and indicated it was pursuing another transaction outside the Company's areas of focus and further expressed both a concern over the Company's third quarter earnings and a reduced level of interest in the Company.

   On May 8, 2000, the Company's Board of Directors met and discussed the status of the process and a strategy for moving forward. It was decided that SunTrust Equitable Securities would reassess the interest of Party 1. SunTrust Equitable Securities updated the Board of Directors on the interest level of Party 4. Additionally, it was decided that a trip would be scheduled to meet with Kohlberg to discuss the Company's third quarter and projected performance face to face. A meeting was scheduled for May 12, 2000.

   On May 12, 2000, representatives of management of the Company, Kohlberg and SunTrust Equitable Securities met in New York to discuss the Company's year-to-date performance, the revisions to its fiscal year 2000 forecast, and its prospects for fiscal year 2001. During the ensuing three weeks, Kohlberg revised its financial analysis based on the new information provided by management and contacted several financing institutions to discuss financing for the transaction.

   On May 22, 2000, Kohlberg submitted a draft letter of intent which included a purchase price of $8.00 per share. The Company, through SunTrust Equitable Securities, rejected this price, but indicated that a price of $9.00 per share would likely be acceptable.

   On May 22, 2000, members of the management of the Company and representatives from Party 1 participated in a conference call to continue discussing the possibility of a combination. A conclusion was reached following the conversation that a combination did not make sense as a stock-for-stock exchange at the current market value for the Company due to the lack of a synergistic fit between the two companies.

   On May 24, 2000, the Special Committee met to discuss the status of the discussions with each of the parties and to discuss the strategy for moving forward. In particular, attention was given to the status of the Kohlberg negotiations, which included an update on their lack of flexibility regarding the Company's $9.00 counter offer.

   On May 25, 2000, the Board of Directors met telephonically. They were briefed by the Special Committee on the status of concerning possible strategic or financial combinations and the offer from Kohlberg. The Board of Directors authorized the Special Committee to continue to pursue a counter-proposal at $9.00 per share.

   By the end of May 2000, the Company's stock price had fallen to approximately $5.50 per share.

   On June 2, 2000, Jeremy Kendall, Chairman of the Board for the Company, contacted Christopher Lacovara, a principal of Kohlberg, directly to express the Special Committee's position regarding valuation and what was necessary for exclusivity to be granted.

   On June 6, 2000, the Board of Directors met telephonically and after extensive discussion and consideration of various issues and alternatives, approved execution of a Letter of Intent (the "Letter of Intent") between the Company and Kohlberg at $8.75 per share, which contained a three-week period to allow Kohlberg to confirm their willingness to go forward at that price.

   On June 6, 2000, Kohlberg and the Company signed the Letter of Intent for an acquisition of the Company for a purchase price of $8.75 per share. The Letter of Intent provided for a three-week period during which Kohlberg had the opportunity to confirm the price per share at which it would be prepared to complete the transaction.

   On June 13, 2000, representatives of Kohlberg, Credit Agricole Indosuez ("Indosuez"), The Prudential Insurance Company of America (the "Subordinated Agent"), SunTrust Equitable Securities and management of the Company met at the Company's headquarters for a presentation by management and tours of its Boulder and Denver facilities.

   On June 14, 2000, Kohlberg met with management of the Company and representatives of SunTrust Equitable Securities to conduct additional business and financial due diligence.

   On June 19, 2000, representatives of Kohlberg, SunTrust Equitable Securities and management of the Company met in New York to discuss the various contemplated management and shareholder arrangements following the completion of the transaction.

   On June 20, 2000, representatives of Kohlberg, Indosuez, SunTrust Equitable Securities and management of the Company held a meeting in New York to provide Indosuez with an opportunity to conduct additional business and financial due diligence. Following that meeting, Mr. Hunter and Mr. Lacovara met in Mount Kisco, New York to discuss management arrangements following the completion of the transaction.

   On June 26, 2000, management of the Company met with representatives of Kohlberg in Menlo Park, California and via video teleconferencing with Kohlberg's Mount Kisco, New York office to provide a presentation to all of Kohlberg's principals and associates.

   On June 27, 2000, representatives of Kohlberg, the Subordinated Agent and management of the Company met at the Company's headquarters to provide the Subordinated Agent with an opportunity to conduct additional business and financial due diligence.

   On June 28, 2000, the Special Committee met and was briefed by counsel and a representative of SunTrust Equitable Securities on procedures and duties concerning the current status of the Kohlberg transaction and to prepare for the meeting of the Committee with Kohlberg representatives to be held the following day. The Committee reviewed the current status of the Letter of Intent ($8.75 per share price) as well as the proposed continuing position in equity and options for management. The Committee also was apprised of a possible shortfall in EBIDTA coverage for the fiscal year. There was concern that Kohlberg would not be able to confirm the $8.75 price. Methods of bridging the gap on EBIDTA, such as reducing the stock option pool or the Kohlberg fee, was discussed. Mr. Hunter, the Company's Chief Executive Officer, joined the meeting at its invitation and apprised the Committee of his understanding as to the EBIDTA shortfall and answered questions of the Committee.

   On June 29, 2000, representatives of Kohlberg met with SunTrust Equitable Securities and the Special Committee to request a reduction in the purchase price to $8.25 per share, based on the results of the accounting due diligence conducted by Arthur Andersen LLP on Kohlberg's behalf. The Special Committee rejected this price, countering with a price of $8.50 per share.

   On June 30, 2000, Kohlberg contacted SunTrust Equitable Securities to discuss the results from their financial accountants regarding their observations of the fiscal year end numbers for the Company. Based on this information, Kohlberg stated that it would be necessary to reduce the $8.50 offer to $8.25 per share.

   On July 3, 2000, a meeting of the Board of Directors was held to discuss the latest Kohlberg position. At that meeting, options were discussed for increasing the potential proceeds to the shareholders. It was determined that the only course of action would be for the Special Committee to insist that the senior management of the Company rollover all of their outstanding stock options to reduce the amount of equity necessary for Kohlberg to invest. The economic impact to the shareholders from this requirement would be an additional ten cents to the shareholders. It was decided that Jeremy Kendall, Chairman of the Board, would approach management with the Special Committee's requirement for management rollover. Management ultimately agreed to the rollover provision.

   On July 5, 2000, Kohlberg and the Company signed an amendment to the letter agreement dated June 6, 2000, revising the purchase price to $8.35 per share and extending the term of exclusivity between Kohlberg and the Company.

   During the two weeks following July 5, 2000, Kohlberg, Indosuez and the Subordinated Agent conducted additional due diligence through information requests and telephone conversations with management.

   On July 14, 2000, the Special Committee met again by telephone. A representative of SunTrust Equitable Securities was present at the meeting. Various matters were discussed, including the status of the transaction with Kohlberg and timing of various events related to the transaction. The Committee was also briefed on the status of Kohlberg's financing and the SunTrust Equitable Securities representative described various items to be considered in determining the fairness of the transaction to the Company's shareholders (other than the Management Shareholders).

   On July 21, 2000, the Special Committee met telephonically. A representative of SunTrust Equitable Securities was present at the meeting. The Committee was briefed concerning the status of the Kohlberg transaction, especially about management issues and the status of lender meetings and a likely change in financing entities. Other alternatives with respect to a transaction were discussed at length by the Committee. The Committee was also briefed on management stock and options provisions, including the likely tax treatment of the transaction to the Management Shareholders.

   On July 21, 2000, representatives of Kohlberg introduced two additional potential financing sources to the Company, one of which met with management at the Company's headquarters for a presentation by management and a tour of its Boulder facility. The other potential new financing source participated in the presentation by telephone.

   On July 25, 2000, Kohlberg was notified by management of the Company about a reduction in its likely fiscal year 2000 EBITDA result.

   On July 26, 2000, representatives of Kohlberg and one of the proposed financing sources met with the Company's Southeast Regional Director, Tennessee State Director and Murfreesboro, Tennessee Program Manager in the Company's Murfreesboro CCS office for additional business due diligence and a facility tour.

   On July 28, 2000, the Special Committee met telephonically. A representative of SunTrust Equitable Securities was present at the meeting. The Committee was briefed concerning the status of the Kohlberg transaction, including timing, financing and management matters. The Committee also was advised about the likely reduction in fiscal year end results that had been reported to Kohlberg. Other alternatives with respect to a transaction were discussed at length by the Committee.

   On July 31, 2000, representatives of Kohlberg contacted representatives of SunTrust Equitable Securities to request a reduction in the purchase price to $8.25 per share based on the Company's likely fiscal year 2000 EBITDA results as communicated on July 25, 2000. Kohlberg indicated that the senior financing sources would not provide commitments at a price above $8.25 per share.

   On July 31, 2000, the Special Committee met telephonically. A representative of SunTrust Equitable Securities was present at the meeting. The Committee discussed extensively the proposed change in the transaction price proposed by Kohlberg as well as the status of the transaction from a financing perspective. They also discussed possible alternatives to going forward with the transaction. The Committee was apprised of the perceived ability of Kohlberg to complete the transaction, the conditions being requested by Kohlberg and the timing for completion. Following extensive discussion and questioning of the SunTrust Equitable Securities representative, the Special Committee unanimously approved the entry of an amended Letter of Intent at the $8.25 per share price proposed by Kohlberg.

   On July 31, 2000, Kohlberg and SunTrust Equitable Securities (per the authorization of the Special Committee) signed an amendment to the Letter of Intent revising the purchase price to $8.25 per share and extending the term of exclusivity between Kohlberg and the Company.

   The Company's stock closed on July 31, 2000 at $4.31.

   On August 4, 2000, the Special Committee met telephonically. A representative of SunTrust Equitable Securities was present at the meeting. The Special Committee was briefed on the status of financing and other matters concerning the Kohlberg transaction. Any possible alternatives were reviewed and the Special Committee determined that unless the situation changed, it still supported the transaction with Kohlberg.

   Between July 31, 2000 and August 10, 2000, representatives of Kohlberg, management of the Company and their respective legal advisors negotiated the Merger Agreement and the Voting Agreement.

   On August 9 and 10, 2000, the Board of Directors of the Company met and considered the final terms and conditions of the transaction with Kohlberg. The Board was briefed extensively as to all aspects of the transaction, including the proposed terms of the tender offer and follow-on merger, the expense provisions of the agreement, the break-up fee provisions of the agreement and management's interests in the transaction. Also discussed were possible alternatives to the transaction. A representative of SunTrust Equitable Securities presented its fairness opinion to the Board of Directors and the Special Committee presented its report to the Board of Directors. SunTrust Equitable Securities confirmed orally with the Board that its analysis was done for the shareholders other than the Management Shareholders. The Directors then determined that the transaction was in the best interest of the Company's unaffiliated shareholders and approved the execution of the Merger Agreement and related documents.

   On August 10, 2000, Kohlberg formed Offeror and Parent. Also on August 10, 2000, the Board of Directors of Parent approved the Merger Agreement and the Voting Agreement. On August 10, 2000, Offeror, Parent and the Company executed the Merger Agreement and Offeror, Parent and the Management Shareholders executed the Voting Agreement.

   On August 11, 2000, Parent issued a press release announcing the proposed acquisition of the Company.

   On August 18, 2000, Offeror commenced the Offer.

   On September 18, 2000, the initial Offer period was extended through October 3, 2000. Approximately 93% of the outstanding common stock of the Company had been tendered as of 12:00 Midnight on September 15, 2000.

   Certain Conditions to Offeror's Obligations. The section entitled "Certain Conditions to Offeror's Obligations" is hereby amended by amending and restating the paragraph under the caption "--Going Private Transactions" on page 25 of the Offer to Purchase in its entirety as follows:

   The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may be applicable to the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

   Purpose of the Offer; The Merger; Plans for the Company. The section entitled "Purpose of the Offer; The Merger; Plans for the Company" is hereby amended by inserting after the last paragraph under the caption "--Purpose" on page 24 of the Offer to Purchase the following:

   Each of Offeror's, Parent's and the Management Shareholders' purpose for engaging in the transaction is to own a portion of the Company and to obtain the benefits of its future prospects as a private company. The determination to proceed with the Offer and the Merger at this time would, in the view of each of such persons, afford the shareholders of the Company (other than the Management Shareholders) an opportunity to dispose of their shares at a premium over market prices. Parent and Offeror determined that the acquisition would provide them with an opportunity to increase the value of the Company. In addition, causing the Company to be privately held would eliminate the need to file periodic reports with the Commission, would reduce management's commitment of resources with respect to procedural and compliance requirements of a public company and would reduce costs associated with the Company's obligations and reporting requirements under the securities laws.

   The section entitled "Purpose of the Offer; The Merger; Plans for the Company" is hereby further amended by amending and restating the third paragraph under the caption "--Dissenters' Rights" on page 25 of the Offer to Purchase in its entirety as follows:

   The foregoing discussion is not a complete statement of law pertaining to dissenters' rights under the CBCA and is qualified in its entirety by the full text of Section 7-113-102 et seq. of the CBCA. A summary of such dissenters' rights is attached as Annex III hereto and is incorporated herein by reference.

   The section entitled "Purpose of the Offer; The Merger; Plans for the Company" is hereby further amended and supplemented by inserting after the last paragraph under the caption "--Plans for the Company" on page 26 of the Offer to Purchase the following:

   Parent determined that an acquisition of the Company on the terms described in this Offer to Purchase represented an attractive opportunity, and Parent and Offeror negotiated and executed a Merger Agreement for the acquisition of the Company. As a result of the Offer and the Merger and the related financing, the Company will be substantially leveraged. Parent has received no assurance that, following the consummation of the Offer and the Merger, the Company will be able to service its indebtedness or refinance its indebtedness on satisfactory terms.

   As a result of the Offer, the interest of Parent in the Company's net book value and net earnings will be in proportion to the number of Shares acquired in the Offer. Upon completion of the Offer, Offeror will effect the Merger in accordance with the Merger Agreement. Upon consummation of the Merger, the Company will become a privately held corporation. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will equal 100%, and Parent and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger.

   The benefits to the Company as the surviving corporation upon completion of the Merger include that as a private company, the Company's management will be able to (i) react with greater flexibility to changing conditions and opportunities, (ii) make decisions based on long-term business interests without considering the possible adverse short-term effect on the market price of the Company's stock and (iii) reduce operating costs by eliminating the public company reporting requirements. In addition, the Company will have access to the financial and other resources of Parent, which may facilitate future growth. The detriments to the Company are that the Company will no longer have access to the public capital markets, will no longer be able to grant employee stock options to acquire publicly-traded securities and will be highly leveraged and will be required to dedicate a substantial portion of its cash flow to servicing its debt.

   The benefits of the transaction to each of Offeror, Parent and the Management Shareholders consists of each person having an ownership stake in the Company and its right to be entitled to all of the benefits resulting from such ownership, including each person's ownership percentage of all income generated by the Company and any increase in the Company's value. The detriments would be that they would have to suffer their ownership percentage of losses of the Company and any decrease in the Company's value. KBII, L.P. intends to invest approximately $28 million in exchange for capital stock of the Parent and a detriment to it would be a loss of such investment. Two Management Shareholders intend to invest $118,786 in exchange for capital stock of Parent, and the Management Shareholders are foregoing approximately $558,556, in the aggregate, that they would receive as merger consideration in the Merger by rolling over options to acquire Common Stock of the Company into options to acquire capital stock of Parent, which investment will be at risk. The Management Shareholders will benefit as they will receive the Offer Price for all shares they tender in the Offer on the same basis as the other shareholders of the Company. In addition, two Management Shareholders will be entitled to receive $259,844, in the aggregate, in connection with the cash out of non-rollover options to acquire Shares pursuant to the Merger on the same basis as other option holders (calculated based on the amount that $8.25 exceeds the exercise price of such options). Also, the Management Shareholders will receive options in Parent and will be subject to Parent's separation policy. See "Special Factors--Interests of Certain Persons in the Offer and the Merger" and Section 13, "The Transaction Documents--Separation Policy."

   The detriments of the transaction to the current shareholders of the Company (other than the Management Shareholders) include the fact that such shareholders will cease to own any Common Stock of the Company, will not have the opportunity to participate in the earnings and growth of the Company after the consummation of the Merger and will not have any right to vote on corporate matters. In addition, the current shareholders of the Company (other than the Management Shareholders) will not be entitled to share in any premium which might be payable by an unrelated third-party acquiror of all of the Common Stock in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are contemplated at this time. However, the current shareholders of the Company (other than the Management Shareholders) will benefit from the fact that such shareholders will not face the risk of losses generated by the Company's operations or any decrease in the value of the Company after the consummation of the Merger. The shareholders of the Company will no longer be subject to the risks of the public securities markets in general or the risks inherent in owning securities in a company without a substantial market capitalization. In addition, the shareholders will receive a substantial premium for their Shares over the $4.63 per Share closing price on August 10, 2000, the last full trading day prior to public announcement of the Merger Agreement. Also, the shareholders will not pay the commission on brokerage fees they would normally incur in connection with the sale of their Shares.

   According to the Company's Quarterly Report on Form 10-Q for the nine months ended March 31, 2000, the Company's net book value was approximately $48.2 million and its net earnings were approximately $1.4 million, and according to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, the Company's net earnings were approximately $54,000. As part of the Offer and Merger, the Company will be issuing additional debt and common stock purchase warrants, and it is estimated that the net book value after the Merger will be approximately $34.0 million. Therefore, to the best knowledge of Parent and Offeror at this time concerning the ownership interests of the Company through Parent following completion of the Offer and the Merger, KBII, L.P.'s interest in the Company's net book value and net earnings will increase from 0% to approximately 99.6% (72.9% on a fully diluted basis), which would consist of an increase in net book value interest from $0 to $33.9 million ($24.8 million on a fully diluted basis) and in an increase in net earnings interest from $0 to $53,784 ($39,366 on a fully diluted basis) for the fiscal year ended June 30, 1999, and from $0 to $1.4 million ($989,000 on a fully diluted basis) for the nine months ended March 31, 2000. Each of David J. Hunter's and Mckinley C. Edwards Jr.'s interests in the Company's net book value and net earnings will be reduced from approximately 4.0% to 3.4% and from 2.2% to 1.5%, respectively, on a fully diluted basis, which would consist of a decrease in net book value interest from approximately $1.9 million to $1.2 million and from $1.1 million to $0.5 million, respectively, and a decrease in net earnings interest from approximately $2,160 to $1,836 and from $1,188 to $810, respectively for the fiscal year ended June 30, 1999, and from $56,000 to $47,600 and from $30,800 to $21,000, respectively, for the nine months ended March 31, 2000. Each of Jacqueline A. Chamberlin's, Steven P. Merrefield's and Jonathan M. Hinebauch's interests in the Company's net book value and net earnings will increase from approximately 1.4% to 1.8%, from 0.8% to 1.7% and from 1.0% to 1.6%, respectively, on a fully diluted basis, which would consist of a decrease in net book value interest from approximately $0.7 million to $0.6 million, an increase in net book value interest from $0.4 million to $0.6 million and no change in net book value interest from $0.5 million, respectively, and an increase in net earnings interest from approximately $756 to $972, from $432 to $918 and from $540 to $864, respectively, for the fiscal year ended June 30, 1999, and from $19,600 to $25,200, from $11,200 to $23,800 and from $14,000 to $22,400, respectively, for the nine months ended March 31, 2000.

   Alternative Structures Considered by Parent and Offeror. In structuring the transaction, Parent and Offeror considered various legal structures to effect the acquisition of all of the outstanding Shares, including a one-step merger transaction and a two-step tender offer followed by a merger transaction. The two-step tender offer and merger structure has been selected by Parent and Offeror in lieu of the alternative one-step merger structure because Parent and Offeror believe that the two-step structure can be completed more quickly than a one-step merger transaction.

   Certain Regulatory and Legal Matters. The section entitled "Certain Regulatory and Legal Matters" is hereby amended and supplemented by adding the following thereto on page 38 of the Offer to Purchase:

   Other Matters. On August 21, 2000, Offeror and Parent were informed that on August 14, 2000, the next business day after the Offer was announced, M. Dean Briggs, a purported shareholder of the Company, instituted an action in the District Court, County of Boulder, Colorado (the "Complaint"), against the Company and David J. Hunter, William E. Coleman, Mckinley C. Edwards, Jr., Beverly J. Haddon, Jeremy N. Kendall, Perry M. Johnson, Barry J. Nidorf and Byam K. Stevens, Jr. (the "Defendants"), all of whom are directors of the Company. Messrs. Hunter and Edwards are also officers of the Company. The complaint states that the action is brought as a class action on behalf of the holders of the Company's Shares (the "Class") against the Company, its directors and certain officers, claiming that the Defendants "individually and as part of a common plan and scheme or in breach of their fiduciary duties to plaintiff and the other members of the Class, are attempting unfairly to deprive plaintiff and other members of the Class of the true value of their investment in BI" by having the Company enter into the Merger Agreement. Plaintiff Briggs claims that the "merger consideration to be paid to Class members is unconscionable, unfair and grossly inadequate." The suit seeks, among other things, an injunction against the Defendants from consummating the Merger, rescission of the Merger Agreement, damages, and attorneys' fees. Offeror and Parent were informed by the Company that the Company intends to defend the lawsuit vigorously and believes the lawsuit is without merit. The foregoing description of the lawsuit is qualified in its entirety by the Complaint, a copy of which is attached as Exhibit (a)(5)(A) to the Schedule TO and is incorporated herein by reference.

   On September 1, 2000, the Company filed with the Court a Motion for Extension of Time in which to Answer or Otherwise Move (the "Motion for Extension") in response to the Complaint. The Motion for Extension seeks to extend the date to answer the Complaint from September 11, 2000 until October 2, 2000. The Court issued an order (the "Order") approving this motion on September 13, 2000. The foregoing description is qualified in its entirety by the Motion for Extension and the Order, copies of which are attached as Exhibits (a)(5)(B) and (a)(5)(C) to the Schedule TO and are incorporated herein by reference.

   Fees and Expenses. The section entitled "Fees and Expenses" is hereby amended and supplemented by adding the following thereto on page 39 of the Offer to Purchase:

   The following table presents the estimated fees and expenses to be incurred in connection with the Offer and the Merger:

   Financing and Commitment Fees.................................... $4,040,000
   Dealer Manager and Investment Banking Fees.......................  1,375,000
   Legal Fees and Expenses..........................................    920,000
   Printing and Mailing Costs.......................................    100,000
   Filing Fees......................................................     15,857
   Depositary Fees..................................................     15,000
   Information Agent Fees...........................................     25,000
   Accounting Fees..................................................    120,000
   Tombstone Advertisement..........................................     75,000
   Miscellaneous....................................................    125,000
                                                                     ----------
     Total.......................................................... $6,810,857
                                                                     ==========

   The Merger Agreement provides that all fees, costs and expenses incurred in connection with the Offer and the Merger shall be paid by the party incurring such fees, costs and expenses, except that (i) expenses incurred in connection with the printing and mailing of the Offer shall be shared equally by Parent and the Company, (ii) the Company shall pay all transfer taxes, and (iii) in certain circumstances the Company shall be required to reimburse Parent for Parent's expenses. Therefore, the Company shall be obligated to pay approximately $1,685,000 of the foregoing expenses, including investment banking fees and expenses of $1,325,000, legal fees and expenses of $275,000, printing and mailing costs of $50,000, accounting fees of $10,000 and miscellaneous fees of $25,000. See Section 13, "The Transaction Documents--The Merger Agreement--Termination Fee."

   ANNEX I. Annex I of the Offer to Purchase is hereby amended by amending and restating ANNEX I in its entirety and adding ANNEX II as follows:

                                                                        ANNEX I

                       DIRECTORS AND EXECUTIVE OFFICERS
                        OF PARENT, OFFEROR AND KOHLBERG

   The names and ages of the directors, executive officers and principals of Parent, Offeror, Kohlberg, KBII, L.P. and KBII, LLC, and their present principal occupations or employment and five-year employment history, are set forth below. Unless otherwise indicated, each individual is a citizen of the United States, his business address is 111 Radio Circle, Mount Kisco, New York 10549, and his business telephone number is 914-241-7430.

                         PARENT, OFFEROR AND KOHLBERG

                                       Present Principal Occupation or Employment with
                                        KBII Holdings, Inc., KBII Acquisition Company,
                                        Inc., Kohlberg & Co., L.L.C., KBII Acquisition
                                       Company, L.P. and KBII Management, LLC Material
             Name and Age                 Positions Held During the Past Five Years
             ------------              ------------------------------------------------
James A. Kohlberg (42)................ President of KBII Acquisition Company, Inc. and
                                       KBII Holdings, Inc., Managing Member of KBII
                                       Management, L.L.C. (General Partner of KBII
                                       Acquisition Company, L.P., the controlling
                                       shareholder of KBII Holdings, Inc.). Mr.
                                       Kohlberg has been a principal of Kohlberg & Co.,
                                       L.L.C. for more than the past five years.

Christopher Lacovara (35)............. Secretary of KBII Acquisition Company, Inc. and
                                       KBII Holdings, Inc., and Secretary of KBII
                                       Management, L.L.C. Mr. Lacovara has been an
                                       associate with and/or principal of Kohlberg &
                                       Co., L.L.C. for more than the past five years.

Samuel P. Frieder (35)................ Mr. Frieder has been a principal of Kohlberg &
                                       Co., L.L.C. for more than the past five years.

Evan Wildstein (29)................... Mr. Wildstein has been an associate with and/or principal of Kohlberg & Co., L.L.C. for more
                                       than the past five years.

Ranjit S. Bhonsle (31)................ Mr. Bhonsle has been an associate with and/or principal of Kohlberg & Co., L.L.C. for more
                                       than the past five years.

                                                                       ANNEX II

              BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of August 10, 2000 (except as specifically noted with respect to certain persons) by (i) persons known to the Company to own beneficially more than five percent (5%) of the outstanding Common Stock of the Company, (ii) by each director, (iii) by each named executive officer of the Company, and (iv) by all executive officers and directors as a group. A person is deemed to be a beneficial owner of Common Stock that can be acquired by such person within 60 days from August 10, 2000 upon the exercise of warrants or options. The address of each person for whom an address is not shown is care of the Company.

                                          Amount and nature
Name                                   of beneficial ownership Percent of Class
----                                   ----------------------- ----------------
Merrill Lynch Asset Management.......           722,200(1)            9.1%
 800 Scudders Mill Road
 Plainsboro, NJ 08536

Neil J. Weisman......................           684,300(1)            8.6%
 c/o Home Port Holdings, Inc.
 139 West Saddle River Road
 Saddle River, NJ 07458

Dimensional Fund Advisors, Inc. .....           591,300(2)            7.4%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401

Jackie A. Chamberlin.................           113,372(3)            1.4%

William E. Coleman...................            28,500(4)              *

Mckinley C. Edwards, Jr. ............           180,063(5)            2.2%

Beverly J. Haddon....................            56,000(6)              *

Jonathan M. Hinebauch................            74,290(7)              *

David J. Hunter......................           323,373(8)            4.0%

Perry M. Johnson.....................            58,000(9)              *

Jeremy N. Kendall....................            72,150(10)             *

Steven P. Merrefield.................            58,751(11)             *

Barry J. Nidorf......................            18,000(12)             *

Byam K. Stevens, Jr. ................            81,950(13)           1.0%

All Officers and Directors as a Group         1,064,449(14)          12.2%
 (11 persons)........................

--------
*   Represents less than 1%
(1) As of June 30, 2000.
(2) As of March 31, 2000.
(3) Includes options to purchase 82,500 shares, exercisable within sixty days. Upon completion of a merger between the Company, Offeror and Parent, all options will vest on the effective date of the merger, including 10,000 additional options, which are not included in the table.
(4) Includes options to purchase 28,500 shares which are presently exercisable.
(5) Includes options to purchase 122,500 shares, exercisable within sixty days. Upon completion of a merger between the Company, Offeror and Parent, all options will vest on the effective date of the merger, including options to purchase an additional 10,000 shares, which are not included in the table.

(6) Includes options to purchase 55,000 shares which are presently exercisable.
(7) Includes options to purchase 65,618 shares, exercisable within sixty days. Upon completion of a merger between the Company, Offeror and Parent, all options will vest on the effective date of the merger, including options to purchase an additional 18,500 shares, which are not included in the table.
(8) Includes options to purchase 185,000 shares, exercisable within sixty days. Upon completion of a merger between the Company, Offeror and Parent, all options will vest on the effective date of the merger, including options to purchase an additional 10,000 shares, which are not included in the table.
(9) Includes options to purchase 55,000 shares which are currently exercisable.
(10) Includes options to purchase 61,000 shares which are currently exercisable.
(11) Includes options to purchase 38,475 shares, exercisable within sixty days. Upon completion of a merger between the Company, Offeror and Parent, all options will vest on the effective date of the merger, including options to purchase an additional 20,000 shares, which are not included in the table.
(12) Includes options to purchase 18,000 shares which are currently exercisable.
(13) Includes 4,000 shares owned by Mr. Stevens' relatives, as to which shares he disclaims beneficial ownership. Also includes options to purchase 61,000 shares which are currently exercisable.
(14) Includes options to purchase 278,500 shares which are presently exercisable and 494,093 shares issuable on exercise of options which will become exercisable within sixty days. Upon completion of a merger between the Company, Offeror and Parent, all options will vest on the effective date of the merger.

                                                                      ANNEX III

                          Colorado Dissenter's Rights

   THE FOLLOWING PARAGRAPHS SUMMARIZE THE PROCEDURES FOR DISSENTING SHAREHOLDERS PRESCRIBED BY ARTICLE 113 OF THE COLORADO BUSINESS CORPORATION ACT ("CBCA"). YOU ARE ENCOURAGED YOU TO READ THIS STATUTE AND/OR CONTACT YOUR LEGAL COUNSEL FOR A MORE COMPLETE UNDERSTANDING OF YOUR RIGHTS AND DUTIES.

   Colorado law provides that each record or beneficial holder of the Company's common stock is entitled to dissent from the Merger and obtain payment of the fair value of his or her shares of common stock. A shareholder wishing to exercise dissenters' rights must (1) prior to any required shareholder vote on the Merger, deliver to the Company written notice of his or her intention to demand payment for shares if the shareholders approve the Merger, and (2) either abstain from voting on or vote against the Merger, if a shareholder vote is required. A shareholder who votes in favor of the Merger may not exercise dissenters' rights. If a shareholder vote is not required for the Merger, then the dissenting shareholder must the provide a written payment demand and certificates for certificated shares by the date set forth in the dissenters' notice provided by the Company.

   A beneficial shareholder as defined by Section 7-113-101(1) of the CBCA must cause the record shareholder to notify the Company of his or her intent to dissent and demand payment. A beneficial shareholder should contact the record shareholder who owns the beneficial shareholder's shares for instructions on how to dissent.

   Within ten days after the Merger becomes effective, the Company must deliver a written dissenters' notice to all shareholders who properly deliver written notice of their intent to demand payment and who also either abstain from voting on or vote against the Merger, if required. If shareholder approval for the Merger is not required, the Company shall deliver a written dissenters' notice to all shareholders. In the notice, the Company must (1) state that the Merger was authorized, (2) state the effective date of the Merger, (3) include the address where the Company will receive payment demands and the stock certificates, (4) supply a form which the dissenting shareholder may use to demand payment, (5) set the date by which the Company must receive the payment demand and the stock certificates, which cannot be less than 30 days after the delivery of the notice, and (6) include a copy of Article 113 of the CBCA. Furthermore, the notice may require that all beneficial shareholders of the dissenting shares, if any, certify that they have asserted or will assert their dissenters' rights.

   After receiving the notice a dissenting shareholder must demand payment in writing and deposit any stock certificates according to the instructions in the notice. Any shareholders who fail to demand payment in writing or properly deposit stock certificates will not be entitled to the fair value of their shares. A shareholder's demand for payment and the deposit of any stock certificates is irrevocable except as provided in Section 7-113-204(3) of the CBCA. Once a shareholder demands payment and deposits the certificates with the Company, he or she may not transfer his or her shares. However, if the effective time of the Merger does not occur within 60 days after the date the Company sets as the day by which a shareholder must demand payment, the Company must return the deposited shares and lift the transfer restrictions, and send a new notice to the dissenting shareholders.

   Upon the later of the effective date of the Merger, or upon receipt of a demand for payment by a dissenting shareholder, the Company must pay each dissenting shareholder who properly demands payment and deposits his or her stock certificates the amount the Company estimates to be the fair value of such shares, plus accrued interest. The payment must be accompanied by (1) the Company's balance sheet for the fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statement; (2) a statement of the Company's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenting shareholder's right to demand payment if he or she rejects the Company's estimate of the fair value of the shares; and (5) a copy of Article 113 of the CBCA.

   A dissenting shareholder may reject the Company's valuation of the fair value of the shares if: (1) the dissenting shareholder believes that the amount paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated; (2) the Company fails to make payment within 60 days after the date set for demanding payment; or (3) the Company does not return the deposited stock certificates within the time specified by Section 7-113-207 of the CBCA. In order to reject the Company's estimation of fair value, the shareholder must notify the Company of his or her rejection in writing within 30 days after the Company makes or offers payment to such dissenting shareholder. This notification must include either the shareholder's own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of their estimate, less any payment already made by the Company, or a demand for payment of the fair value of the shares and interest due. In the event a demand for payment remains unresolved, the Company may commence a court proceeding to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand from a dissenting shareholder.

                       The Depositary for the Offer is:

                      Computershare Investor Services LLC


                                          By Telephone
                                         (212) 701-7624
          By Mail:                 By Facsimile Transmission:          By Hand/Overnight Courier:
   Computershare Investor       (FOR ELIGIBLE INSTITUTIONS ONLY)   Computershare Investor Services LLC
        Services LLC                      (212) 701-7636                      Wall Street Plaza
    Wall Street Station                                                   88 Pine Street, 19th Floor
       P.O. Box 1023                                                       New York, New York 10005
     New York, New York
         10268-1023

                        Confirm Facsimile by Telephone:

                                (212) 701-7624
                            (for Confirmation Only)

   Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Offeror's expense. A shareholder may also contact its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                     [LOGO OF INNISFREE M&A INCORPORATED]
                              501 Madison Avenue
                              New York, NY 10022
                          Call Collect (212) 750-5833
         Banks and Brokerage Firms, Please Call Collect: 212-750-5833
              Shareholders, Please Call Toll Free: 1-888-750-5834

                     The Dealer Manager for the Offer is:

                        [LOGO OF BB&T CAPITAL MARKETS]
                             909 East Main Street
                              Richmond, VA 23219
                                (804) 787-8252